FILED PURSUANT TO RULE 433
DATED 03/22/06
REGISTRATION STATEMENT NO. 333-132201

TOYOTA MOTOR CREDIT CORPORATION
Final Terms - 7 Year NC 1 Year Inflation-Linked Notes

I.  7 Year NC 1 Year Inflation-Linked Note

Issuer: Toyota Motor Credit Corporation

Underwriter: Morgan Stanley & Co. Incorporated

CUSIP: 89233PXU5

Principal Amount: US $25 million

Issuer rating: Aaa/AAA

Initial Trade Date: March 22, 2006

Settlement Date: March 28, 2006

Maturity Date: April 1, 2013

Call Feature: The issuer has the right to call the Notes at Par on April 1, 2007 and on each Coupon Payment Date thereafter with 10 Calendar Days Notice

Underlying Inflation Index: CPI-U ("CPI"), the non-seasonally adjusted US City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics ("BLS") of the US Department of Labor (unrevised), as published on Bloomberg page CPURNSA

Coupon:	March 28, 2006 - May 1, 2006: 5.50% (long first coupon)

Thereafter: Max{[((CPI(t)-CPI(t-12))/CPI(t-12)) + 2.00%], 0%},

where;
CPI(t) for each Reset Date is the value of CPI for the third calendar month prior to such Reset Date as published and reported in the second calendar month prior to such Reset Date; and CPI(t-12) for each Reset Date is the CPI for the fifteenth calendar month prior to such Reset Date as published and reported in the fourteenth calendar month prior to such Reset Date.

Minimum Coupon:	0.00%

Reset Dates: The 1st calendar day of each month over the term of the Notes, beginning March 28, 2006 (long first coupon)

Calculations: Intermediate calculations rounded to five decimal places; coupon rounded to three decimal places

Payment Dates: Monthly on the 1st day of each calendar month commencing
May 1, 2006, subject to adjustment in accordance with the Following Business Day Convention (long first coupon)

Period End Dates: No Adjustment

Day Count Fraction: Actual/Actual

Business Days for Payment: New York

Proceeds to Issuer: 100.0%

Concession: 0.0%

Issue Price: 100.0%

Redemption Price: 100.0%

Minimum	Denominations: $1,000

Increments Thereafter: $1,000

Calculation Agent: Deutsche Bank Trust Company Americas

FallBack Provisions: If CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on a Reset Date, but has otherwise been published by the BLS, the Calculation Agent will determine CPI as published by the BLS for such month using such other source as it deems appropriate.

In calculating CPI(t) and CPI(t-12), the Calculation Agent will use the most recently available value of the CPI determined as described above on the applicable Reset Date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPI(t) and CPI(t-12) used by the Calculation Agent on any Reset Date to determine the Coupon on the Notes (an "Initial CPI") is subsequently revised by the BLS, the Calculation Agent will continue to use the Initial CPI, and the Coupon determined will not be revised.

If the CPI is rebased to a different year or period, the base reference period for the Notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined in the sole discretion of the Calculation Agent, the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury's Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, will be determined by the Calculation Agent in accordance with general market practice at the time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6387.

[Link to Prospectus Supplement and Prospectus]

				MORGAN STANLEY